CIRO E. ADAMS, CPA, LLC
Client service, first and foremost.
56 Rockford Rd. | Wilmington, DE 19806-1004

February 18, 2016

AD Office 3 – Information Technologies and Services
Securities and Exchange Commission
100 F Street, N.E.; Mail Stop 4561
Washington, D.C. 20549-4561

To the Assistant Director Office:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 11, 2016, to be filed by our former client, SiteStar Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Ciro E. Adams, CPA, LLC

56 Rockford Road, Wilmington, DE 19806-1004 Phone: 302-652-4783 Cell: 609-509-3856 ciro@ciroadamscpa.com

www.ciroadamscpa.com